Exhibit 4.97
[Translated from the original Chinese version]
LEASE CONTRACT
Party A: Beijing Jintai Hengye Co.,Ltd. House Lease Branch
Address: 29th Building, No. 9 Yard, West Anningzhuang Road, Haidian District, Beijing
Legal Representative: Lv Dong
Tel: 010-82743418
Fax: 010-82743418
Post Code: 100085
Party B: Beijing Glory Co., Ltd.
Legal Representative: Zhao Zhiwei
Tel: 010-58325388
Pursuant to relevant law and regulations of the People’s Republic of China and under the principles of equality, free will and negotiation, Beijing Jintai Hengye Co., Ltd. House Lease Branch (hereinafter referred to as “Party A”) and Beijing Glory Co., Ltd. (hereinafter referred to as “Party B”) entered into this contract (the “Contract”) with respect to the lease of Jintai Fudi Tower.
Article 1. House and Rent
1.1 Party A shall lease to Party B the housing unit located in1205 of the 29th Floor of the Nineth Yard of West Anningzhuang Road (Jintai Fudi Tower) of Haidian District Beijing (the “House”) for office use.
      (1) Area of House: 108 square meters
      (2) Daily rate: RMB2.5 per day per square meter (with property management fee, central air conditioning charge and water charge included)
      (3) Total monthly rent: RMB8,212.5(including property management fee)
      (4) See appendix for the condition of the House Party A delivered to Party B.
1.2 The rent shall be fixed during the term of this Contract.
Article 2. Term
2.1 The term of lease under this Contract is 12 months, commencing from January 10, 2008 and ending on January 9, 2009.
Article 3. Deposit
3.1 Deposit

Party B should complete the check-in procedure within the free lease period, and pay an amount equal to three months’ rent as deposit, which cannot be used to offset rent.
3.2 Party A shall return the deposit to Party B within one month after Party B has complied with the provisions of this Contract and has returned the House in good condition to Party A upon the expiry of this Contract and settled all outstanding amounts. The deposit shall bear no interest.
3.3 Party B should present the receipt for deposit to claim return of deposit.
Article 4. Other Charges
4.1 Other charges under this Contract include the followings:
(1) Electricity fee, which shall be charged at a rate of RMB0.9/Kwh based on the amount of consumption shown on the ammeter.
(2) Parking fee. The parking fee for surface parking space shall be charged pursuant to relevant charge standards of Party A.
4.2 Party A can adjust the charges in the event that the State adjusts the price of electricity.
Article 5. Payment Method
5.1 Rent and Property Management Fee
Party B should pay the current month’s rent and property management fee to the department designated by Party A before the fifth day of each month.
5.2 Other Charges
After receiving payment advice from Party A, Party B shall settle all other charges for the last month before the fifth day of each month.
5.3 Down Payment
Within three days after the execution of this Contract, Party B should pay the agreed down payment to the department designated by Party A.
The amount of down payment is equal to one month’s rent (RMB8,212.5).
5.4 Payment
Party B shall pay deposit, rent, property management fee and other charges in the form of cash, check or bank transfer. The above listed amounts shall be collected by Beijing Jintai Property Management Company which is designated by Party A with formal invoices issued.

Article 6. Term Extension and Renewal
6.1 If Party B does not breached the terms, agreements, provisions and conditions hereunder within the term of this Contract, it shall be granted with the priority to lease the House for another term (excluding the right to determine rent).
6.2 Party B should exercise its priority right with respect to lease renewal in writing within two months before the expiry of this Contract. If Party B does not exercise such right within this period, this Contract shall expire upon the expiry of its original term and Party A can make arrangement for leasing the House to new lessee and allow the new lessee to enter into the House to take a look, provided that such arrangement will not affect the normal work of Party B.
6.3 If Party B does not intend to renew this Contract upon its expiry or terminates this Contract, it should move out from the House within three days after the expiry or termination of this Contract and take away all its belongings from the House, otherwise, it will be deemed to have given up the right to dispose the belongings left in the House and Party A shall be entitled to dispose such belongings.
6.4 If, upon the expiry of this Contract, Party B cannot move out from the House on time, it should notify Party A in writing. In such case, the term of this Contract can be extended for an appropriate time at an appropriate rate agreed upon by the parties, provided that the new lessee’s check-in will not be affected.
Article 7. Rights and Obligations of the Parties
7.1 Party A shall have the following rights and obligations under this Contract.
(1) Party A should keep the House in good condition. It will be responsible to check and repair the House. In the event that anything out of Party A’s control happens and as a result of this, the normal operation of any facility in the House is affected or the normal supply of electricity, water, gas and air conditioning is suspended, Party A should repair as soon as possible. The provisions of this Contract and Party B’s obligations with respect to payment of rent and other charges shall not be so affected.
(2) Party A should procure necessary insurances for the House.
(3) Party A should provide central air conditioning to the leased unit within regular working hours (subject to the agreed time provided in the property management agreement).
(4) Party A shall be responsible for the cleaning of the public areas.
(5) Party A should do the property management work well.
(6) Party A can make necessary amendments to the provisions with respect to the property management based on specific circumstances.

7.2 Party B shall have the following rights and obligations under this Contract.
(1) Party B should pay rent and other charges that the property management company will charge for the services provided to it on time.
(2) Party B should keep the interior fittings (including walls, floors, ceilings and various fixed facilities like windows, electric circuits, electric facilities, furniture, sanitary appliances, etc) of the House clean and in good condition. If there is any damage to the House or any damage to the public areas that is cased by the employees or guests of Party B, Party B shall bear the expenses accrued to Party A for repairing.
(3) Party B shall be responsible for checking and repairing the facilities and equipment it has installed when decorating the House at its own expense.
(4) Upon the expiry of this Contract, Party B should keep the House intact (fair wear and tear excepted), restore the House into its original state and return the House to Party A after the House has been examined and accepted by Party A or Party A has given its consent in writing with respect to keeping the House in its current state.
(5) Party B should strictly abide by relevant policies of Party A.
(6) Without getting the written consent of Party A, Party B is prohibited from adding new lock(s) to the front door of the House or changing the original lock on the front door.
(7) Party B is prohibited from conducting those activities that will make the insurances upon the House invalid or make the premium for such insurances increase. If Party B’s breach of the above provision results in Party A reinsuring the House, Party B shall undertake the difference between the premium for reinsurance and the premium for the original insurance and other relevant expenses.
(8) Party B is prohibited from transferring, subleasing or assigning the House to others by any means or sharing any part of the House with others. Party B cannot use the House for the purposes other than those listed in this Contract.
(9) Party B shall be responsible for procuring necessary insurances for its own properties. Upon the entrustment of Party B, Party A shall assist Party B to procure such insurances.
(10) During the term of this Contract, the House shall be for the use and in the custody of Party B. Should there be any personal injury or property damage (including without limitation to water leakage) happened within the House, Party B shall be undertake relevant liabilities, regardless of the reasons and whether they are attributable to Party B’s negligence.
(11) Party B shall decorate the House at its own expense in accordance with the designing and drawings approved by the property management company, and abide by relevant procedures and policies applicable to the House.
Article 8. Default and Claim for Compensation

8.1 Party A shall be considered to be in default if Party B has paid the deposit and first installment of rent after the execution of this Contract, but Party A fails to deliver the House and relevant facilities thereof to Party B. In this case, Party B is entitled to claim for return of the rent for the delayed period or extend the term of this Contract accordingly.
8.2 Party B shall be considered to be in default if it fails to pay rent, deposit and other charges on time. In such case, Party A can charge a late fee in an amount equal to 3‰ of the overdue amount for each day of delay.
8.3 In the event that Party B has delayed in the payment of rent for one month, Party A shall be entitled to terminate this Contract and claim against Party B for damages, and Party A shall also be entitled to withhold the deposit paid by Party A and claim for other outstanding amount.
8.4 In the event that Party B fails to pay any other charges for the current month on time, Party A shall be entitled to suspend the provision of relevant services.
8.5 In the event that Party B has committed a serious breach of this Contract, Party A shall be entitled to terminate this Contract and lease the House to others. Party B shall also be entitled to deduct any of its losses arising from such breach from the deposit paid by Party B.
8.6 Party B shall be considered to be in default if it terminates this Contract before its expiry. In such case, Party B should notify Party A in writing 30 days beforehand and pay an amount equal to two months’ rent as liquidated damage.
8.7 In the event that Party B breaches its obligations provided in other provisions of this Contract and the internal management policies of the building, Party A can request Party B to correct its breaching acts and shall be entitled to claim for damages.
8.8 In the event that Party B changes the usage of the House without getting the permit of Party A, Party A can request Party B to correct its act within specified period. Should Party B fails to correct its act as requested by Party A, Party A shall be entitled to terminate this Contract and claim damages in accordance with Article 8 (5) and 8(7) hereof.
Article 9. Termination
9.1 In the event that the House is seriously damaged due to fire or other reasons and Party A decides not to repair the House or pull it down, Party A shall notify Party B in writing within 90 days after the occurrence of such disaster. This Contract shall terminate upon the issuance of such notice and Party B should move out from the House immediately without getting any compensation from Party A. If Party B is not able to use the House after the damage, Party B does not need to pay rent for the period so affected. If Party A decides to repair the House, Party B’s obligation to pay rent shall be resumed after the completion of such repair.

9.2 In the event that the House cannot be used due to the reasons of force majeure or expropriation, Party A shall return the deposit and rent (not including interest) already paid to Party B and the Contract shall terminate automatically. In such case, neither party shall claim damages against the other party.
Article 10. Dispute Resolution
10.1 This Contract shall be construed and interpreted pursuant to the law of the People’s Republic of China. Any dispute between the parties in connection with or arising from this Contract shall be resolved through negotiation. If the parties are unable to resolve the dispute through negotiation, either party can submit such dispute to the court at the place in which the House is located for litigation.
Article 11. Effectiveness
11.1 This Contract shall be signed by the legal representative or authorized representative of the parties and affixed with the chops of the parties.
11.2 Any amendment or modification to the Contract shall not take effective until it has been confirmed and signed by the parties.
11.3 This Contract is six pages long and has four original copies which shall take effective after being signed and chopped. Each party shall hold two original copies which have same effect.

Party A: (chop)	Party B: (chop)

Legal Representative:	Legal Representative:

Date:	Date: